EXHIBIT 16.1

November 20, 2012

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Dear Ladies and Gentlemen:

We are the predecessor independent registered public accounting firm for Iconic Brands, Inc. (the “Company”). We have read the Company’s disclosure set forth in the Amendment No. 3 to the Company’s Current Report on Form 8-K dated November 7, 2012 (the “Current Report”) and are in agreement with the disclosures in the Current Report.

Very truly yours,

/s/ Michael T. Studer
Michael T. Studer
President